Exhibit (C)(16)
Confidential Prepared at the Request of Counsel Project Achieve Presentation to the Special Committee of the Board of Directors August 10, 2023

Confidential Prepared at the Request of Counsel Project Achieve These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of Arco Platform Limited (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Confidential Prepared at the Request of Counsel Project Achieve Table of Contents Process Update Valuation Analysis Appendix Section I II

Confidential Prepared at the Request of Counsel I. Process Update

Confidential Prepared at the Request of Counsel Project Achieve Process Update (Since July 23, 2023) ◼ On July 23, 2023, at the Special Committee’s (“SC”) direction, the SC’s financial advisors communicated with the Bidders with an ask to increase the offer price to $14.50 per share, remove the rollover provision, and add a majority of the minority requirement  Bidders responded with an improved verbal offer of $14.00 per share (“Offer Price”), maintaining the rollover and no majority of the minority (subject to approval from their respective investment committees)  Bidders subsequently communicated that they would each present to their respective investment committees on Monday August 7, 2023 ◼ Since July 26, 2023, at the direction of the SC, the SC’s advisors have negotiated the merger agreement and ancillary documents with Bidders’ counsels for a potential transaction at the Offer Price  Separately, to mitigate potential debt acceleration issues, the Company has obtained written confirmations from creditors of debentures (including the R$550 million debentures issued on July 26, 2023) and other loans and financing instruments (including lease agreements) confirming that the proposed transaction would not trigger an event of default under such debt 1

Confidential Prepared at the Request of Counsel Project Achieve Transaction Overview and Key Terms Transaction Overview ◼ Arco Platform Limited (Nasdaq: ARCE) (“Arco” or “Company”) to enter into a definitive merger agreement and plan of merger (the “Agreement”) with Achieve Holdings (“Bidders’ HoldCo”) and Achieve Merger Sub, a wholly owned subsidiary of Bidders' HoldCo (“Merger Sub”), pursuant to which General Atlantic L.P. (“General Atlantic”) and Dragoneer Investment Group, LLC (“Dragoneer” and, together with General Atlantic, the “Bidders”) agree to acquire all of the outstanding Class A common shares of the Company that are not held by such parties or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (together, the “Founders”) or their respective affiliates, certain existing Company shareholders that will be rolling some or all of their shares, or certain employees of the Company that will be rolling over certain of their Company shares and/or equity awards (such rolling shareholders and employees, collectively, the “Rollover Shareholders”) (the “Public Shares”), for a purchase price of US$14.00 per Share in cash without interest Consideration ◼ Per share merger consideration of US$14.00 in cash ◼ Aggregate merger consideration of $405 million (assuming no additional rollovers post-signing) Offer Premium and Implied Valuation ◼ Per Share Merger Consideration represents  55% premium to unaffected price1  17% premium to last close2  28% premium to the preliminary non-binding proposal of $11.00 per share as disclosed on November 30, 2022  8% premium to the revised non-binding proposal of $13.00 per share as disclosed on May 1, 2023  Transaction value of approximately US$1.5 billion and an implied 2023E Consensus EBITDA of 11.0x Other Terms and Agreements ◼ Termination Fee: $20 million ◼ Rollover Agreement: Keenan Capital, LLC and Wishbone Management, LP will be rolling over some or all of their shares, representing approximately 15% of Class A shares not held by Bidders or Founders ◼ Existing debentures to be assumed by the surviving corporation; written confirmations obtained from lenders that the transaction does not constitute an “event of default” ◼ Convertible Notes: US$150 million Convertible Notes due November 2028 held by Bidders shall remain outstanding and, ultimately, be assumed by Bidders’ HoldCo Timing ◼ Expected to close during 4Q 2023 or 1Q 2024, subject to closing conditions, including among others, required regulatory approval as well as the authorization and approval of the Agreement by the affirmative vote of shareholders representing at least two-thirds of the voting power of the Company's common shares present and voting in person or by proxy at a general meeting of the Company’s shareholders ◼ Founders, Bidders, and Rollover Shareholders have aggregate voting power of approximately 91% Source: Draft merger agreement dated August 10, 2023 1. Represents closing price of $9.04 per Class A common share on 11/30/22, the last trading day before Sponsors submitted the preliminary non-binding proposal 2. Represents closing price of $11.93 per Class A common share on 8/9/23 2

Confidential Prepared at the Request of Counsel II. Valuation Analysis

Confidential
Prepared at the Request of Counsel

Overview: Management Projections (Delayed BTL)

(R$ in millions, "$" symbol indicates R$ throughout)

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	**$1,874**	**$2,964**	**$3,570**	**$4,280**	**$5,070**	**$5,912**	**$6,807**	**$7,805**	**$8,757**	**$9,640**	**$10,396**
% Growth		*23%*	*20%*	*20%*	*18%*	*17%*	*15%*	*15%*	*12%*	*10%*	*8%*
Adj. EBITDA	**$618**	**$934**	**$1,152**	**$1,457**	**$1,779**	**$2,133**	**$2,467**	**$2,840**	**$3,197**	**$3,526**	**$3,811**
% Margin	*33%*	*32%*	*32%*	*34%*	*35%*	*36%*	*36%*	*36%*	*37%*	*37%*	*37%*
CapEx	**$179**	**$244**	**$260**	**$277**	**$319**	**$363**	**$409**	**$461**	**$499**	**$531**	**$554**
% of Revenue	*10%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*5%*
Adj. EBITDA - CapEx	**$438**	**$691**	**$892**	**$1,180**	**$1,459**	**$1,770**	**$2,058**	**$2,379**	**$2,698**	**$2,995**	**$3,257**
% Margin	*23%*	*23%*	*25%*	*28%*	*29%*	*30%*	*30%*	*30%*	*31%*	*31%*	*31%*

Memo: Unlevered Free Cash Flow

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
NOPAT[1]	**$312**	**$421**	**$561**	**$691**	**$851**	**$1,037**	**$1,195**	**$1,409**	**$1,544**	**$1,740**	**$1,917**
(+) D&A	217	358	407	458	512	556	600	620	649	665	667
(-) CapEx	(179)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation - Credit (isaac)[2]	(92)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in Operational NWC	(298)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (isaac)	(18)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow[3]	**($59)**	**$313**	**$430**	**$434**	**$556**	**$710**	**$804**	**$1,014**	**$1,162**	**$1,383**	**$1,599**
% Conversion	*NA*	*33%*	*37%*	*30%*	*31%*	*33%*	*33%*	*36%*	*36%*	*39%*	*42%*

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee
1. NOPAT stands for Net Operating Profit After Tax
2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products
3. Illustratively treats all stock-based compensation as a cash expense

EVERCORE / Seneca EVERCORE
3
Project Achieve

Confidential
Prepared at the Request of Counsel

Arco Valuation Analysis Summary

(Metrics in R$ millions, share prices in US$)

Key Metrics and Assumptions

			Metric	Multiples Low	Multiples High
Financial Analysis	DCF (Mgmt. Proj. (Delayed BTL))	WACC: 13.0% - 16.0% PGR: 4.0% - 5.0%			
Financial Analysis	Precedent Transactions	LTM Adj. EBITDA[1]	R$626	10.0x	14.0x
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA	R$729	6.5x	11.5x
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA	R$934	5.5x	10.5x
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA - CapEx	R$512	9.0x	13.5x
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA - CapEx	R$691	7.5x	12.0x
Reference	DCF (Ill. Reference Mgmt. Proj. and Ill. Sensitivity Scenario)	WACC: 13.0% - 16.0% PGR: 4.0% - 5.0%			
Reference	Premiums Paid	1 Day Premium as of 11/30/22 (Unaffected) 19% - 57%			
Reference	Premiums Paid	4 Week Premium as of 11/30/22 (Unaffected) 27% - 65%			
Reference	Analyst Price Targets	Range as of 8/8/23 (12-month Target)			
Reference	52-Week Range	Range as of 11/30/22 (Unaffected)			

Implied Equity Value Per Share


$10.90
$21.25
$12.21
$21.04
$6.16
$16.80
$7.33
$20.97
$5.79
$12.52
$7.46
$16.53
$22.27
Illustrative Reference Management Projections
Illustrative Sensitivity Scenario
$11.69
$13.46
$25.22
$10.74
$14.18
$11.51
$14.92
$15.00
$18.00
$7.99
$23.00
Offer Price: $14.00

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee; Illustrative Reference Management Projections; Illustrative Sensitivity Scenario; Bloomberg (8/8/23); FactSet (8/8/23); Thomson Reuters SDC (8/8/23)
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23
Note: Metrics reflect actuals and projections per Arco management
Note: Fully diluted shares outstanding calculated as basic shares plus dilution from RSUs, options and isaac holdback shares; based on share count and RSUs/options outstanding detail per Arco management
1. Q1'23 LTM Adj. EBITDA excludes isaac; share price calculation excludes cash and debt held at isaac, and share count excludes shares issued to acquire isaac and dilutive securities held by isaac employees

EVERCORE / Seneca EVERCORE
4
Project Achieve

Confidential Prepared at the Request of Counsel Project Achieve Arco Discounted Cash Flow Analysis – Management Projections (Delayed BTL) (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $19.57 $19.95 $20.36 $20.79 $21.25 13.75% 16.86 17.16 17.48 17.81 18.16 14.50% 14.56 14.80 15.05 15.31 15.59 15.25% 12.60 12.79 12.99 13.19 13.41 16.00% 10.90 11.05 11.21 11.38 11.55 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.5x 5.7x 5.8x 6.0x 6.1x 13.75% 5.1 5.2 5.4 5.5 5.6 14.50% 4.8 4.9 5.0 5.1 5.2 15.25% 4.5 4.6 4.6 4.7 4.8 16.00% 4.2 4.3 4.3 4.4 4.5 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.5x 6.6x 6.8x 7.0x 7.1x 13.75% 6.0 6.1 6.3 6.4 6.6 14.50% 5.6 5.7 5.8 5.9 6.1 15.25% 5.2 5.3 5.4 5.5 5.6 16.00% 4.9 5.0 5.1 5.2 5.3 WACC Source: Management Projections (Delayed BTL) as approved and directed for Evercore’s use by the Special Committee Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23 Note: Illustrative analysis assumes a 3/31/23 valuation date, reflects 3/31/23 balance sheet figures provided by management and is pro forma for R$550 million debenture issued on 7/26/23 Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management 5

Confidential Prepared at the Request of Counsel Project Achieve TEV / '23E EBITDA TEV / '24E EBITDA TEV / '23E EBITDA - CapEx TEV / '24E EBITDA - CapEx 6.2x 37.2x 19.1x 20.8x 7.8x 8.4x 7.4x 7.6x 6.1x 9.8x 7.7x 7.3x 6.5x 5.4x 24.3x 15.3x 18.6x 6.5x 8.1x 7.2x 7.5x 5.9x 8.4x 6.8x 6.5x 5.8x 8.6x 39.3x 22.1x 21.5x 8.4x 10.9x 9.8x 10.0x 8.4x 12.6x 10.1x 10.0x 7.8x 7.5x 25.3x 17.5x 19.2x 6.9x 10.7x 9.4x 9.5x 8.0x 10.9x 8.9x 9.0x 6.9x Public Company Trading Analysis Ed. Tech. LatAm Ed. Services Publishers Max Mean Median Min Max Mean Median Min Max Mean Median Min Source: FactSet (8/8/23); Company filings; press releases Note: Education Technology companies include Duolingo, PowerSchool, Instructure, Chegg, 2U, Kahoot and Coursera; Publishers include Pearson, John Wiley & Sons and Scholastic; LatAm Education Services include Laureate, Cogna, Afya and YDUQS Note: Kahoot trading data is as of 7/13/23, the day prior to its announcement of an agreement for a recommended all-cash offer to be acquired 6

Confidential Prepared at the Request of Counsel Project Achieve Ed. Tech Publishers LatAm Ed. Services Jul-23 Aug-21 Oct-18 Jun-22 Dec-18 Feb-22 Feb-19 Jun-21 Feb-21 Mar-21 May-19 $1,704 $5,295 $725 $200 $314 $2,666 $250 $4,500 $107 $162 $414 44.1x 19.3x 17.9x 8.0x 7.0x Median: 17.9x 9.9x 9.7x 9.2x Median: 9.7x 16.6x 14.4x 12.0x Median: 14.4x Precedent EBITDA Transaction Multiples Analysis (US$ in millions) Source: Company filings; press releases Note: Non-US transaction values converted into USD based on the spot rate at the time the transaction was announced 1. Based on 9/30/18 LTM EBITDA 2. Calculated using FY 2022 (12-month period ending January 31, 2022) Adj. EBITDA including corporate allocations per the transaction press release 3. Calculated using reported FY 2018 EBITDA 4. Calculated using Adj. EBITDA from continuing operations per company filings 5. Based on 2018 adjusted and statutory operating profit converted to USD using an exchange rate as of 2/18/19 6. Calculated using FY 2018 adjusted EBITDA 6 Ann. Date TEV Target Acquiror 4 K12 Courseware COC 2 3 5 1 7

Confidential Prepared at the Request of Counsel Appendix

Confidential Prepared at the Request of Counsel A. Valuation Support Materials

Confidential
Prepared at the Request of Counsel

WACC Analysis

Cost of Equity and WACC Calculation

	Market Risk Premium: Historical					Market Risk Premium: Supply Side				
	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services
Risk Free Rate[1]	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**	**4.4%**
Unlevered Beta [2]	0.71	0.50	1.10	0.87	0.53	0.71	0.50	1.10	0.87	0.53
Debt / Equity Ratio [3]	62.5%	57.4%	12.4%	22.5%	42.7%	62.5%	57.4%	12.4%	22.5%	42.7%
Tax Rate [4]	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Levered Beta [5]	1.00	0.69	1.19	1.00	0.67	1.00	0.69	1.19	1.00	0.67
Market Risk Premium [6]	7.2%	7.2%	7.2%	7.2%	7.2%	6.4%	6.4%	6.4%	6.4%	6.4%
Size Premium [7]	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%
Country Risk Premium [8]	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%	2.1%
Cost of Equity (Pre-Inflation)	**15.1%**	**12.9%**	**16.4%**	**15.1%**	**12.7%**	**14.2%**	**12.3%**	**15.4%**	**14.3%**	**12.2%**
Long-Term Inflation (US) [9]	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Long-Term Inflation (Brazil) [10]	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Cost of Equity[11]	**16.8%**	**14.5%**	**18.1%**	**16.8%**	**14.4%**	**15.9%**	**14.0%**	**17.1%**	**16.0%**	**13.8%**
After-tax Cost of Debt	9.1%	9.1%	9.1%	9.1%	9.1%	9.1%	9.1%	9.1%	9.1%	9.1%
Equity to Total Cap.	61.5%	63.5%	89.0%	81.6%	70.1%	61.5%	63.5%	89.0%	81.6%	70.1%
WACC[12]	**13.8%**	**12.6%**	**17.1%**	**15.4%**	**12.8%**	**13.3%**	**12.2%**	**16.3%**	**14.7%**	**12.4%**

Sensitivity Analysis – WACC and Cost of Equity

CoE - Historical Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	14.4%	15.0%	15.6%
0.80	16.1%	16.8%	17.6%
1.00	17.7%	18.7%	19.6%

CoE - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.9%	14.4%	14.9%
0.80	15.3%	16.0%	16.7%
1.00	16.8%	17.6%	18.5%

WACC - Historical Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.5%	13.3%	13.2%
0.80	14.9%	14.6%	14.4%
1.00	16.3%	16.0%	15.7%

WACC - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 20.0%	40.0%	60.0%
0.60	13.1%	12.9%	12.7%
0.80	14.3%	14.0%	13.9%
1.00	15.5%	15.2%	15.0%

Source: Bloomberg (8/8/23); FactSet (8/8/23); Company filings
1. 20-Yr US Treasury Bond Yield 2. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity)) 3. Excludes future payouts agreed to as part of prior acquisition agreements 4. Tax rate per Arco management 5. Levered Beta = Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)) 6. Per 2023 Kroll Cost of Capital Calculator 7. Per 2023 Kroll Cost of Capital Calculator 8. Reflects EMBI+ Risco-Brasil index as of 8/8/23 9. Federal Reserve long-term inflation target 10. Brazilian Central Bank – Expectations System 11. CoE= (1 + (Risk Free Rate + (Market Risk Premium * Levered Beta) + Size Premium + Country Risk Premium) * (1 + Brazil Long-Term Inflation) / (1 + US Long-Term Inflation) – 1 12. WACC = CoE* Equity to Total Cap. + After-tax Cost of Debt * (1 - Equity to Total Cap)

EVERCORE / Seneca EVERCORE
8
Project Achieve

Confidential
Prepared at the Request of Counsel

Peer Set Beta Benchmarking

(US$ in millions)

Company	MEV	TEV	Total Debt[1]	Adjusted Beta[2]	Unlevered Beta[3]	Total Debt / Equity[1]
Arco	$825	$1,361	$516	1.00	0.71	62.5%
Vasta	$289	$527	$166	0.69	0.50	57.4%
Education Technology						
Duolingo	$6,635	$5,957	$-	1.15	1.15	-
PowerSchool	4,228	4,940	740	1.24	1.10	17.5%
Instructure	3,944	4,306	488	0.98	0.89	12.4%
Coursera	2,856	2,139	-	1.33	1.33	-
Chegg	1,324	1,712	773	1.09	0.76	58.4%
Kahoot[4]	1,597	1,517	-	1.23	1.23	-
2U	385	1,243	911	1.74	0.63	236.7%
Mean				**1.25**	**1.01**	**46.4%**
Median				**1.23**	**1.10**	**12.4%**
Publishers						
Pearson	$7,826	$9,129	$1,759	0.68	0.58	22.5%
John Wiley & Sons	1,986	2,692	749	1.14	0.89	37.7%
Scholastic	1,444	1,199	-	0.87	0.87	-
Mean				**0.90**	**0.78**	**20.1%**
Median				**0.87**	**0.87**	**22.5%**
LatAm Ed. Services						
Cogna	$1,311	$2,793	$939	0.48	0.33	71.6%
Laureate	2,213	2,719	209	0.71	0.66	9.4%
YDUQS	1,355	2,221	763	0.53	0.39	56.3%
Afya	1,388	2,143	403	0.98	0.82	29.0%
Mean				**0.67**	**0.55**	**41.6%**
Median				**0.62**	**0.53**	**42.7%**

Source: Bloomberg (8/8/23); FactSet (8/8/23); Company filings
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23
1. Excludes future payouts agreed to as part of prior acquisition agreements 2. Adjusted Beta = (2/3)*Raw Beta + (1/3)*1 3. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity))
4. Reflects trading data as of 7/13/23, the day prior to Kahoot's announcement of an agreement for a recommended all-cash offer to be acquired.

EVERCORE / Seneca EVERCORE
9
Project Achieve

Confidential
Prepared at the Request of Counsel

Detailed Public Trading Company Analysis

(US$ in millions, except per-share values)

Company	Share Price 8/8/23	Market Equity Value	TEV	TEV / Revenue 2023E	TEV / Revenue 2024E	TEV / EBITDA 2023E	TEV / EBITDA 2024E	TEV / EBITDA - CapEx 2023E	TEV / EBITDA - CapEx 2024E	Revenue Growth 2023E	Revenue Growth 2024E	EBITDA Margin 2023E	EBITDA Margin 2024E
Arco (Delayed BTL)	**$11.90**	**$825**	**$1,361**	**2.8x**	**2.3x**	**9.2x**	**7.2x**	**13.1x**	**9.7x**	**25%[1]**	**23%**	**30%**	**32%**
Vasta	$3.46	$289	$527	1.8x	1.5x	6.2x	5.4x	8.6x	7.5x	14%	17%	29%	28%
Education Technology													
Duolingo	$136.00	$6,635	$5,957	11.7x	9.2x	nm	nm	nm	nm	38%	28%	12%	15%
PowerSchool	20.09	4,228	4,940	7.1	6.5	21.7	19.2	27.7	24.0	10%	10%	33%	34%
Instructure	26.27	3,944	4,306	8.2	7.4	20.8	18.6	21.5	19.2	11%	10%	39%	40%
Coursera	15.80	2,856	2,139	3.4	3.0	nm	nm	nm	nm	19%	16%	na	2%
Chegg	10.46	1,324	1,712	2.4	2.4	8.0	7.7	13.5	12.0	(8%)	2%	30%	31%
Kahoot [2]	3.12	1,597	1,517	8.9	7.4	37.2	24.3	39.3	25.3	17%	20%	24%	31%
2U	4.28	385	1,243	1.3	1.2	7.8	6.5	8.4	6.9	2%	7%	16%	18%
			Max	**11.7x**	**9.2x**	**37.2x**	**24.3x**	**39.3x**	**25.3x**	**38%**	**28%**	**39%**	**40%**
			Mean	**6.2x**	**5.3x**	**19.1x**	**15.3x**	**22.1x**	**17.5x**	**13%**	**13%**	**26%**	**24%**
			Median	**7.1x**	**6.5x**	**20.8x**	**18.6x**	**21.5x**	**19.2x**	**11%**	**10%**	**27%**	**31%**
			Min	**1.3x**	**1.2x**	**7.8x**	**6.5x**	**8.4x**	**6.9x**	**(8%)**	**2%**	**12%**	**2%**
Publishers													
Pearson	$10.82	$7,826	$9,129	1.9x	1.9x	8.4x	8.1x	10.0x	9.5x	(3%)	1%	23%	24%
John Wiley & Sons	35.24	1,986	2,692	1.5	1.7	7.6	7.5	10.9	10.7	(15%)	(6%)	20%	22%
Scholastic	43.78	1,444	1,199	0.7	0.6	6.1	5.9	8.4	8.0	2%	6%	11%	11%
			Max	**1.9x**	**1.9x**	**8.4x**	**8.1x**	**10.9x**	**10.7x**	**2%**	**6%**	**23%**	**24%**
			Mean	**1.4x**	**1.4x**	**7.4x**	**7.2x**	**9.8x**	**9.4x**	**(5%)**	**0%**	**18%**	**19%**
			Median	**1.5x**	**1.7x**	**7.6x**	**7.5x**	**10.0x**	**9.5x**	**(3%)**	**1%**	**20%**	**22%**
			Min	**0.7x**	**0.6x**	**6.1x**	**5.9x**	**8.4x**	**8.0x**	**(15%)**	**(6%)**	**11%**	**11%**
LatAm Education Services													
Cogna	$0.69	$1,311	$2,793	2.4x	2.2x	8.1x	7.0x	11.1x	9.3x	14%	10%	29%	31%
Laureate	13.99	2,213	2,719	1.8	1.7	6.5	5.8	7.8	6.9	20%	10%	28%	29%
YDUQS	4.60	1,355	2,221	2.1	2.1	6.6	6.1	9.0	8.6	12%	5%	33%	34%
Afya	15.36	1,388	2,143	3.8	3.3	9.8	8.4	12.6	10.9	20%	14%	39%	39%
			Max	**3.8x**	**3.3x**	**9.8x**	**8.4x**	**12.6x**	**10.9x**	**20%**	**14%**	**39%**	**39%**
			Mean	**2.5x**	**2.3x**	**7.7x**	**6.8x**	**10.1x**	**8.9x**	**16%**	**10%**	**32%**	**33%**
			Median	**2.3x**	**2.1x**	**7.3x**	**6.5x**	**10.0x**	**9.0x**	**17%**	**10%**	**31%**	**32%**
			Min	**1.8x**	**1.7x**	**6.5x**	**5.8x**	**7.8x**	**6.9x**	**12%**	**5%**	**28%**	**29%**

Source: Management Projections (Delayed BTL) as approved and directed for Evercore's use by the Special Committee; Company filings; Press releases; FactSet (8/8/23)
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23
1. Pro forma for isaac acquisition
2. Reflects trading data as of 7/13/23, the day prior to Kahoot's announcement of an agreement for a recommended all-cash offer to be acquired. On 8/8/23, Kahoot's '23E and '24E trading multiples were 38.7x and 26.7x Adj. EBITDA, respectively, and 40.7x and 27.8x Adj. EBITDA – Capex, respectively

EVERCORE / Seneca EVERCORE
10
Project Achieve

Confidential Prepared at the Request of Counsel B. Additional Reference Materials

Confidential Prepared at the Request of Counsel Project Achieve $11.90 $- $10 $20 $30 $40 $50 1/1/21 8/26/21 4/20/22 12/13/22 8/8/23 $11.90 $- $5 $10 $15 $20 11/25/22 1/28/23 4/2/23 6/5/23 8/8/23 Arco Stock Performance Over Time (10/6/22) Announced acquisition of remaining 75.1% stake in isaac Source: FactSet (8/8/23); Arco filings; Arco management (11/18/21) Announced $150mm investment from Bidders (5/24/21) Announced Q1’21 results, beating expectations on revenue but missing on EPS (1/26/23) Announced formation of Special Committee to evaluate the proposal (11/30/22) Received preliminary non-binding proposal of $11.00 per share Stock Price Performance (1/1/21 – Present) (US$) (3/30/23) Announced FY’22 results; provided limited detail on take-private proposal (5/1/23) Bidders filed 13Ds disclosing revised non-binding proposal of $13.00 per share $14.00 Offer Price $14.00 Offer Price 11

Confidential Prepared at the Request of Counsel Project Achieve 5.6x 13.6x 7.2x 6.9x 7.9x - 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x 70.0x 80.0x 90.0x 1/1/21 8/26/21 4/20/22 12/13/22 8/8/23 (76%) (35%) 23% (35%) (66%) (120%) (90%) (60%) (30%) - 30% 60% 90% 120% 1/1/21 8/26/21 4/20/22 12/13/22 8/8/23 Arco Trading Performance vs. Select Peers Source: FactSet (8/8/23) Note: Metrics reflect average of peer group as companies begin trading. See appendix for peer group constituents. Analysis excludes Kahoot, which announced an agreement to recommend an all-cash offer to be acquired on 7/14/23 1. Reflects unaffected trading date of Arco’s listed class A shares; Arco announced receipt of the preliminary, non-binding proposal from GA and Dragoneer after market hours on 11/30/22 2. Reflects performance of Chegg, Coursera and 2U, as other companies within the “Ed. Tech.” group were not yet trading Stock Price Performance TEV / NTM Adj. EBITDA Multiple Performance Ed. Tech. Publishers LatAm Ed. Services % Return Arco Vasta Ed. Tech. Publishers LatAm Ed. Services 1-Month Ago (5.8%) (1.4%) 11.5% 8.5% 9.4% 11/30/22 31.6% (14.1%) (0.0%) (9.7%) 46.4% 3-Months Ago (2.5%) (8.7%) 14.0% 7.1% 64.7% 6-Months Ago (7.2%) (14.4%) (11.7%) (9.6%) 63.6% 1-Year Ago (22.8%) (34.1%) (2.0%) (11.3%) 34.3% 2-Years Ago (57.4%) (48.4%) (37.0%) (5.5%) (15.9%) 2 Δ in Multiple Arco Vasta Ed. Tech. Publishers LatAm Ed. Services Current 7.9x 5.6x 13.6x 7.2x 6.9x 1-Month Ago (0.5x) (0.2x) 0.5x 0.5x 0.1x 11/30/22 0.6x (1.1x) (3.1x) (2.4x) 0.2x 3-Months Ago (0.6x) (0.8x) 2.1x (0.2x) 0.8x 6-Months Ago (1.5x) (0.8x) (3.4x) (1.2x) 0.1x 1-Year Ago (2.7x) (2.6x) (3.0x) (2.4x) (0.0x) 2-Years Ago (10.4x) (3.9x) NM (2.9x) (5.3x) 1 1 12

Confidential Prepared at the Request of Counsel Project Achieve 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 May-23 437.6 522.0 521.1 605.7 595.7 632.8 630.2 641.7 570.6 588.9 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 2Q23 0% 5% 10% 15% 20% 25% 30% Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 13.8% 14.5% 17.0% 19.7% 21.4% 22.6% 22.9% 23.1% 24.1% 23.1% 1.6% 1.6% 1.6% 1.7% 1.7% 1.6% 1.6% 1.6% 1.6% 1.6% 1.6% 1.5% 1.6% 1.5% 1.7% 1.7% 1.7% 1.7% 1.8% 1.8% 1.9% 2.0% 2.1% 2.1% 2.3% 2.4% 2.5% 2.8% 3.0% 3.1% Jan-21 Feb-21 Mar-21 Apr-21 May-21 Jun-21 Jul-21 Aug-21 Sep-21 Oct-21 Nov-21 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Snapshot of Brazilian Credit Market Conditions Corporate Defaults Continue to Rise Signs of Restricted But Stabilizing Credit Offerings (Financial institutions’ total corporate credit offering in R$ bn) (Corporate credit demand. Index at the end of each quarter, considering Jan-21 = 100) (Average rates considered in loans to companies in % p.a.) Source: Banco Central; Serasa Experian (Brazilian Credit Bureau) Reduced But Potentially Improving Credit Demand (% corporate default per month) isaac’s 75% acquisition announcement Average Funding Base Rate Average Spread Over Funding Base Rate isaac’s 75% acquisition announcement Interest Rates Remain Elevated 111.2 125.4 120.8 126.6 129.9 129.0 120.0 100.9 131.3 125.6 13

Confidential Prepared at the Request of Counsel Project Achieve Premiums Paid Analysis % Premium Prior to Announcement Date 1 Day 4 Weeks 57% 46% 37% 19% 75th Percentile Mean Median 25th Percentile 65% 52% 37% 27% Source: Thomson Reuters SDC (8/8/23); FactSet (8/8/23) Note: Includes all-cash transactions announced since 1/1/2018 with enterprise value between $500mm-$3bn involving a target in the Americas, where 100% of target’s shares were acquired. Excludes FIG, real estate and energy industries 14

Confidential Prepared at the Request of Counsel Project Achieve Firm Latest Target Date Price Target Time Period Rating Price Target 7/18/23 12 month Neutral 6/23/23 Dec-23 Overweight 8/1/23 Dec-23 Outperform 3/30/23 12 month Buy 7/6/23 12-18 month Overweight 6/9/23 12 month Neutral $18.00 $17.00 $17.00 $17.00 $15.50 $15.00 Analyst Price Targets and Ratings Source: Bloomberg; Wall street research (US$) 15

Confidential
Prepared at the Request of Counsel

Illustrative Reference Management Projections

(R$ in millions, "$" symbol indicates R$ throughout)

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	**$1,901**	**$3,009**	**$3,658**	**$4,419**	**$5,249**	**$6,084**	**$6,997**	**$8,034**	**$9,016**	**$9,914**	**$10,698**
% Growth		*24%*	*22%*	*21%*	*19%*	*16%*	*15%*	*15%*	*12%*	*10%*	*8%*
Adj. EBITDA	**$626**	**$971**	**$1,245**	**$1,542**	**$1,884**	**$2,237**	**$2,613**	**$3,052**	**$3,426**	**$3,767**	**$4,065**
% Margin	*33%*	*32%*	*34%*	*35%*	*36%*	*37%*	*37%*	*38%*	*38%*	*38%*	*38%*
CapEx	**$175**	**$234**	**$262**	**$283**	**$321**	**$353**	**$402**	**$458**	**$514**	**$565**	**$610**
% of Revenue	*9%*	*8%*	*7%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*	*6%*
Adj. EBITDA - CapEx	**$451**	**$738**	**$982**	**$1,259**	**$1,563**	**$1,885**	**$2,211**	**$2,594**	**$2,912**	**$3,202**	**$3,455**
% Margin	*24%*	*25%*	*27%*	*29%*	*30%*	*31%*	*32%*	*32%*	*32%*	*32%*	*32%*

Memo: Unlevered Free Cash Flow

	Q2-Q4 2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
NOPAT[1]	**$319**	**$449**	**$630**	**$753**	**$915**	**$1,081**	**$1,288**	**$1,545**	**$1,664**	**$1,837**	**$1,988**
(+) D&A	218	359	409	461	515	561	606	627	695	758	814
(-) CapEx	(175)	(234)	(262)	(283)	(321)	(353)	(402)	(458)	(514)	(565)	(610)
(-) Capital Allocation - Credit (isaac)[2]	(73)	(60)	(102)	(64)	(35)	(87)	(109)	75	61	69	76
(-) Change in Operational NWC	(313)	(240)	(270)	(309)	(379)	(426)	(477)	(535)	(491)	(449)	(392)
Unlevered Free Cash Flow[3]	**($25)**	**$275**	**$405**	**$558**	**$696**	**$776**	**$906**	**$1,254**	**$1,416**	**$1,650**	**$1,875**
% Conversion	*NA*	*28%*	*33%*	*36%*	*37%*	*35%*	*35%*	*41%*	*41%*	*44%*	*46%*

Source: Illustrative Reference Management Projections
1. NOPAT stands for Net Operating Profit After Tax
2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products
3. Illustratively treats all stock-based compensation as a cash expense

EVERCORE / Seneca EVERCORE
16
Project Achieve

Confidential Prepared at the Request of Counsel Project Achieve Illustrative Sensitivity Scenario Projections (R$ in millions, "$" symbol indicates R$ throughout) Source: Illustrative Sensitivity Scenario 1. NOPAT stands for Net Operating Profit After Tax 2. Cash outflow / inflow associated with isaac using / receiving capital to fund credit products 3. Illustratively treats all stock-based compensation as a cash expense Q2-Q4 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue $1,901 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $8,202 $8,972 $9,661 % Growth 23% 20% 19% 17% 14% 13% 13% 11% 9% 8% Adj. EBITDA $626 $950 $1,208 $1,498 $1,821 $2,122 $2,433 $2,784 $3,117 $3,409 $3,671 % Margin 33% 32% 33% 35% 36% 37% 37% 38% 38% 38% 38% CapEx $175 $234 $259 $276 $311 $340 $383 $432 $468 $512 $551 % of Revenue 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $451 $716 $949 $1,222 $1,510 $1,782 $2,050 $2,352 $2,649 $2,898 $3,120 % Margin 24% 24% 26% 28% 30% 31% 31% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $319 $433 $602 $720 $880 $1,009 $1,170 $1,368 $1,462 $1,603 $1,731 (+) D&A 218 359 409 461 515 561 606 627 693 755 809 (-) CapEx (175) (234) (259) (276) (311) (340) (383) (432) (468) (512) (551) (-) Capital Allocation - Credit (isaac) (73) (51) (84) (42) (12) (51) (65) 51 45 50 55 (-) Change in Operational NWC (313) (241) (273) (316) (381) (430) (481) (539) (407) (385) (345) Unlevered Free Cash Flow ($25) $266 $395 $547 $691 $749 $846 $1,074 $1,325 $1,512 $1,699 % Conversion NA 28% 33% 37% 38% 35% 35% 39% 43% 44% 46% 3 1 2 17

Confidential Prepared at the Request of Counsel Project Achieve Arco Discounted Cash Flow Analysis – Illustrative Reference Management Projections (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $23.25 $23.70 $24.17 $24.68 $25.22 13.75% 20.19 20.54 20.91 21.31 21.72 14.50% 17.60 17.88 18.17 18.48 18.81 15.25% 15.38 15.60 15.84 16.08 16.34 16.00% 13.46 13.64 13.83 14.03 14.23 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.8x 6.0x 6.1x 6.3x 6.4x 13.75% 5.4 5.5 5.6 5.8 5.9 14.50% 5.0 5.1 5.2 5.3 5.5 15.25% 4.7 4.8 4.9 5.0 5.1 16.00% 4.4 4.5 4.6 4.7 4.7 WACC Source: Illustrative Reference Management Projections Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23 Note: Illustrative analysis assumes a 3/31/23 valuation date, reflects 3/31/23 balance sheet figures provided by management and is pro forma for R$550 million debenture issued on 7/26/23 Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.8x 7.0x 7.2x 7.4x 7.6x 13.75% 6.3 6.5 6.6 6.8 6.9 14.50% 5.9 6.0 6.1 6.3 6.4 15.25% 5.5 5.6 5.7 5.8 6.0 16.00% 5.2 5.3 5.4 5.5 5.6 WACC 18

Confidential Prepared at the Request of Counsel Project Achieve Arco Discounted Cash Flow Analysis – Illustrative Sensitivity Scenario (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% $20.51 $20.92 $21.34 $21.79 $22.27 13.75% 17.76 18.08 18.41 18.76 19.13 14.50% 15.43 15.68 15.94 16.22 16.50 15.25% 13.43 13.63 13.84 14.06 14.29 16.00% 11.69 11.86 12.03 12.20 12.39 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 5.8x 5.9x 6.0x 6.2x 6.4x 13.75% 5.3 5.5 5.6 5.7 5.8 14.50% 5.0 5.1 5.2 5.3 5.4 15.25% 4.7 4.7 4.8 4.9 5.0 16.00% 4.4 4.5 4.5 4.6 4.7 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.00% 6.8x 6.9x 7.1x 7.3x 7.5x 13.75% 6.3 6.4 6.6 6.7 6.9 14.50% 5.8 6.0 6.1 6.2 6.4 15.25% 5.5 5.6 5.7 5.8 5.9 16.00% 5.2 5.2 5.3 5.4 5.5 WACC Source: Illustrative Sensitivity Scenario Note: Assumes BRL/USD spot exchange rate of 4.92 as of 8/8/23 Note: Illustrative analysis assumes a 3/31/23 valuation date, reflects 3/31/23 balance sheet figures provided by management and is pro forma for R$550 million debenture issued on 7/26/23 Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management 19